Exhibit 99.1

PDS Biotech Announces Strategic Refocus Prioritizing PDS0301 in Metastatic Colorectal Cancer (mCRC) and Partnership Strategy for PDS0101

PDS0301 Phase 2 clinical data in mCRC and a comprehensive review of capital allocation priorities drive strategic refocus designed to maximize long-term shareholder value

PRINCETON, N.J., August 11, 2026 -- PDS Biotechnology Corporation (Nasdaq: PDSB) (“PDS Biotech” or the “Company”), a late-stage immunotherapy company focused on developing targeted immunotherapies for cancer, today issued a Letter to Shareholders from Frank Bedu-Addo, Ph.D., Chief Executive Officer and Director of PDS Biotech:

“Dear Fellow Shareholders,

Over the past several months, our Board of Directors and management team conducted a comprehensive review of our development portfolio, capital allocation priorities and long-term strategy. Following this review, we believe the best path to creating long-term shareholder value is to prioritize the advancement of PDS0301, our tumor-targeted immunocytokine, while pursuing strategic partnership opportunities for PDS0101.

The oncology treatment landscape is rapidly evolving with the emergence of various precision medicines. Despite these advances, treatment resistance and limited durability of response remain significant challenges for many patients with advanced solid tumors. Based on supportive preclinical and clinical data, we believe PDS0301 has the potential to address these challenges by precisely targeting and remodeling the tumor microenvironment, potentially enhancing the effectiveness and durability of current and emerging oncology therapies. To address this medical need, we have designed PDS0301 for use, in combination with other oncology therapies, to remodel the tumor microenvironment to potentially promote more effective anti-tumor responses in patients.  We believe the remodeling of the tumor microenvironment is an important factor in addressing treatment resistance and reversing disease progression. Further, this mechanism could enable PDS0301 to complement a broad range of current and emerging oncology therapies, including RAS pathway inhibitors, bispecific antibodies, ADCs and radioligand therapies.

We concluded that our resources should be redirected toward PDS0301, where we believe the combination of encouraging clinical data, development opportunity and capital requirements provide a potentially more attractive path to long-term shareholder value.

Phase 2 mCRC Results

Patients with metastatic microsatellite stable (MSS) and mismatch repair-proficient (pMMR) colorectal cancer, particularly those with liver metastases, continue to face substantial unmet medical needs, and median overall survival is reported to be less than 10 months and objective response rates (ORR) less than 25%1. Clinical data generated in collaboration with the National Cancer Institute demonstrated encouraging and durable activity, including a 71% ORR at 6 months and an 80% 24-month survival rate in patients with metastatic MSS and pMMR colorectal cancer and liver metastases2. Together with safety observed in more than 380 treated patients, these findings strengthen our conviction that PDS0301 has the potential to address one of the more significant limitations of current oncology therapies.

Strategic Partnering Opportunities for PDS0101

We have decided that we will cease further internal investment in the PDS0101 Phase 3 VERSATILE-003 trial, including the discontinuation of the VERSATILE-003 Phase 3 trial, and intend to pursue strategic partnerships or other externally funded opportunities for the continued development of PDS0101. This decision follows a comprehensive assessment of the capital, time and resources required to complete the Phase 3 trial and support commercialization of PDS0101.  This decision reflects our commitment to disciplined capital allocation rather than a change in our view of the underlying PDS0101 science and clinical data.  We believe the strength of the Phase 2 clinical results allows us to preserve the potential value of PDS0101 through a strategic partnership.

Why We Believe PDS0301 Represents Our Greatest Opportunity

Our objective is to establish PDS0301 as a foundational component of next-generation oncology therapies for multiple difficult-to-treat solid tumors.

We believe PDS0301 offers several important differentiators:

•	Encouraging efficacy as a single agent (monotherapy) in advanced, recurrent cancer.

•	Encouraging efficacy with chemotherapy in difficult-to-treat metastatic colorectal cancer.

•	More than 380 patients treated with an encouraging safety and tolerability profile.

•
A mechanism designed to remodel the tumor microenvironment and to reshape the anti-tumor immune response in patients, leading to more effective and more durable or long-lasting therapy. The mechanism also has the potential to improve the durability of ADCs, bispecific antibodies, radioligands, targeted therapies and immunotherapies.

•	Clinical activity and tolerability observed across multiple difficult-to-treat solid tumors as a single agent and in double and triple combinations.

•	A Phase 2b development strategy designed to take into account feedback from the FDA.

Although metastatic colorectal cancer is our lead development program, our maturing clinical data in various solid tumors suggests that PDS0301 may have broader application.  By targeting the tumor microenvironment rather than a single oncogenic pathway, PDS0301 appears to have applicability across multiple difficult-to-treat solid tumors which could result in several combination oncology therapy strategies.

Beyond colorectal cancer, PDS0301 is also being evaluated in recurrent prostate cancer, metastatic castration resistant prostate cancer, Kaposi sarcoma, HPV16-positive cancers, and other National Cancer Institute-sponsored clinical trials, providing additional opportunities to demonstrate the breadth of PDS0301.

Looking Ahead

A randomized Phase 2b trial with PDS0301 has been designed taking into account feedback received from the FDA and is intended to generate meaningful clinical data with disciplined capital investment.

Over the next 18 to 24 months, we expect to:

•	Advance PDS0301 through a randomized Phase 2b development program.

•	Identify and assess strategic partnering opportunities for PDS0101.

•	Maintain disciplined capital allocation while delivering meaningful clinical and business milestones.

We believe PDS Biotechnology is well positioned at the intersection of one of oncology’s most important emerging trends: improving the effectiveness and durability of oncology therapies through precision remodeling of the tumor microenvironment. By focusing our resources on PDS0301, identifying strategic partnerships for PDS0101, and executing with financial discipline, we believe we can create meaningful long-term value for both patients and shareholders. We look forward to updating you on our progress as we move forward with this new strategy.”

Sincerely,

Frank Bedu-Addo, Ph.D.
Chief Executive Officer, Director

PDS Biotechnology will announce its financial results for the quarter ending June 30, 2026, on August 13, 2026.

About PDS Biotechnology

PDS Biotechnology is a clinical-stage biotechnology company focused on developing targeted immunotherapies for cancer. Following a strategic review, the Company has prioritized PDS0301, its investigational tumor-targeted interleukin-12 (IL-12) immunocytokine, as its lead development program. PDS0301 is designed to deliver IL-12 preferentially to the tumor microenvironment, with the goal of enhancing anti-tumor immune activity while limiting systemic exposure. PDS0301 has been clinically evaluated across multiple solid tumors, including metastatic colorectal cancer and prostate cancer. The Company is focused on advancing PDS0301 in indications where its tumor-targeted mechanism and potential to modify the tumor microenvironment may complement established and emerging cancer therapies and help address mechanisms of treatment resistance. PDS Biotechnology also owns the Versamune® platform, including PDS0101, which has been evaluated in HPV16-positive cancers. Following its strategic review, the Company determined to prioritize its capital and development resources toward PDS0301 and intends to pursue strategic partnership or other externally funded opportunities for the continued development of PDS0101.

For more information, please visit www.pdsbiotech.com

Forward Looking Statements

This communication contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning PDS Biotechnology Corporation (the “Company”) and other matters. These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the Company’s management, as well as assumptions made by, and information currently available to, management. Forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “may,” “will,” “should,” “would,” “expect,” “anticipate,” “plan,” “likely,” “believe,” “estimate,” “project,” “intend,” “forecast,” “guidance”, “outlook” and other similar expressions among others. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors, including, without limitation: the Company’s ability to protect its intellectual property rights; the Company’s anticipated capital requirements, including the Company’s anticipated cash runway and the Company’s current expectations regarding its plans for future equity financings; the Company’s dependence on additional financing to fund its operations and complete the development and commercialization of its product candidates, and the risks that raising such additional capital may restrict the Company’s operations or require the Company to relinquish rights to the Company’s technologies or product candidates; the Company’s limited operating history in the Company’s current line of business, which makes it difficult to evaluate the Company’s prospects, the Company’s business plan or the likelihood of the Company’s successful implementation of such business plan; the timing for the Company or its partners to conduct clinical trials for PDS0301 (formerly PDS01ADC), PDS0103 (Versamune® MUC1) and other Versamune® based product candidates; the future success of such trials; the successful implementation of the Company’s research and development programs and collaborations, including any collaboration studies concerning PDS0101, PDS0301, PDS0103 and other Versamune® based product candidates and the Company’s interpretation of the results and findings of such programs and collaborations and whether such results are sufficient to support the future success of the Company’s product candidates; the success, timing and cost of the Company’s or its partners’ ongoing clinical trials and anticipated clinical trials for the Company’s current product candidates, including statements regarding response rates, the timing of initiation, pace of enrollment and completion of the trials (including the Company’s ability to fully fund its disclosed clinical trials, which assumes no material changes to the Company’s currently projected expenses), futility analyses, presentations at conferences and data reported in an abstract, and receipt of interim or preliminary results (including, without limitation, any preclinical results or data), which are not necessarily indicative of the final results of the Company’s ongoing clinical trials; any Company statements about its understanding of product candidates mechanisms of action and interpretation of preclinical and early clinical results from its clinical development programs and any collaboration studies; the Company’s ability to continue as a going concern; the anticipated benefits of the Company strategic refocus on PDS0301; the Company’s ability to identify, negotiate and consummate strategic partnerships or other externally funded opportunities for PDS0101; the Company’s ability to preserve, realize or enhance the value of its development programs; the Company’s expectations regarding the timing, availability and sufficiency of capital resources to execute its business strategy; and other factors, including legislative, regulatory, political and economic developments not within the Company’s control. The foregoing review of important factors that could cause actual events to differ from expectations should not be construed as exhaustive and should be read in conjunction with statements that are included herein and elsewhere, including the other risks, uncertainties, and other factors described under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and elsewhere in the documents we file with the U.S. Securities and Exchange Commission. The forward-looking statements are made only as of the date of this communication and, except as required by applicable law, the Company undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Versamune® is a registered trademark of PDS Biotechnology Corporation.

References

1.	Aruquipa MPS et al, Liver metastasis and resistance to immunotherapy in microsatellite stable colorectal cancer. A literature review; ecancer 2024, 18:1771.

2.
Eade AV et al; Tumor-Targeted IL-12 (NHS-IL12) with Hepatic Artery Infusion Pump Therapy for Colorectal Liver Metastases: Interim Analysis of a Non-randomized Phase II Tria; JCO Oncol Adv 3, e2500173 (2026) Vol. 3 #1.

Investor Contact:
Mike Moyer
LifeSci Advisors
Phone +1 (617) 308-4306
Email: mmoyer@lifesciadvisors.com

Media Contact:
Jude Gorman / Kiki Torpey
Collected Strategies
PDS-CS@collectedstrategies.com